Exhibit M
EXECUTION COPY

                March 15, 2010

Sport Supply Group, Inc.
1901 Diplomat Drive
Farmers Branch, Texas 75234

Ladies and Gentlemen:

This Limited Guarantee is being delivered by ONCAP Investment Partners II L.P. (the “Investor”) to Sport Supply Group, Inc., a Delaware corporation (the “Company”), in connection with the execution of that Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among Sage Parent Company, Inc., a Delaware corporation (“Parent”), Sage Merger Company, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), and the Company, pursuant to which Sub will be merged with and into the Company at the Effective Time with the Company as the surviving corporation.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.  The Investor and the Company hereby agree as follows:

1.           LIMITED OBLIGATIONS.  To induce the Company to enter into the Merger Agreement, the Investor hereby absolutely, unconditionally and irrevocably guarantees to the Company, the due and punctual performance and discharge of all of the payment obligations of Parent and Sub pursuant to the terms and conditions of Section 6.06 of the Merger Agreement and the due and punctual payment and discharge of the payment obligations of Parent or Sub pursuant to Damages (as defined below) for which Parent or Sub have become liable to the Company pursuant to a Judgment (as defined below) rendered against Parent or Sub in the event the Company terminates the Merger Agreement pursuant to Section 8.01(e) due to a willful and material breach by Parent or Sub of the Merger Agreement and the Company brings a claim for Damages under Section 8.02 of the Merger Agreement against Parent or Sub for such willful and material breach (collectively, the “Obligations”); provided that the maximum amount payable by the Investor hereunder shall not exceed (w) with respect to the payment of the Parent Termination Fee pursuant to Section 6.06(d)(1), an amount in the aggregate equal to (1) $10,000,000, plus (2) the amount of any Company Expenses due and payable pursuant to the terms of Section 6.06(e) of the Merger Agreement (in an amount not to exceed $2,000,000), plus (3) the amount of any costs or expenses due and payable pursuant to the terms of Section 6.06(f) of the Merger Agreement (collectively, the “Maximum Cap”), (x) with respect to the payment of the Parent Breakup Fee pursuant to Section 6.06(d), an amount in the aggregate equal to (1) $6,000,000, plus (2) the amount of any Company Expenses if and to the extent due and payable pursuant to the terms of Section 6.06(e) of the Merger Agreement (in an amount not to exceed $2,000,000), plus (3) the amount of any costs or expenses due and payable pursuant to the terms of Section 6.06(f) of the Merger Agreement (collectively, the “Financing Cap”), (y) with respect to any Company Expenses that are due and payable pursuant to Section 6.06(e) of the Merger Agreement in connection with a termination of the Merger Agreement by Parent pursuant to Section 8.01(h) of the Merger Agreement, an amount in the aggregate equal to (1) the amount of any Company Expenses due and payable pursuant to the terms of Section 6.06(e) of the Merger Agreement (in an amount not to exceed $2,000,000), and (2) the amount of any costs or expenses due and payable pursuant to the terms of Section 6.06(f) of the Merger Agreement (collectively, the “Appraisal Rights Cap”), and (z) in the event the Company terminates the Merger Agreement pursuant to Section 8.01(e) due to a willful and material breach by Parent or Sub of the Merger Agreement and the Company brings a claim for damages under Section 8.02 of the Merger Agreement (“Damages”) against Parent or Sub for such willful and material breach in a court specified in Section 9.10 of the Merger Agreement (in which claim the Investor may be joined by the Company as a defendant solely to enable the Company to request that such court determine that if and to the extent the Company is awarded a Judgment, that the Investor (instead of Parent or Sub) shall satisfy, subject to the Damages Cap, the payment obligations set forth in this clause (z)) and if and to the extent the Company receives a final judgment (after all rights to appeal have been exercised) awarded by such court for Damages (a “Judgment”), an amount of such Damages awarded in such Judgment up to but not in excess of (I) an amount equal to $12,000,000 minus (II) the amount of any fees or expenses previously paid by Parent, Sub, the Investor or any of their respective Affiliates to the Company or any of its Affiliates (including without limitation the Parent Termination Fee, the Parent Breakup Fee and/or any Company Expenses) (the “Damages Cap”; the Obligations, in each case as limited by the Maximum Cap, the Financing Cap, the Appraisal Rights Cap, or the Damages Cap, as the case may be, the “Merger Agreement Obligations”).  The parties understand and agree that any amount that the Company may be entitled to pursuant to clause (z) of the first sentence of this Section 1:  (A) may, due to the Damages Cap, be less than all of such Damages awarded in a Judgment; and (B) shall in no event exceed the lesser of the Damages Cap or the amount of such Damages awarded in a Judgment.  The parties agree that (i) this Limited Guarantee may not be enforced without giving effect to the Maximum Cap, the Financing Cap, the Appraisal Rights Cap, or the Damages Cap, as applicable, (ii) in no event shall an amount in excess of the Maximum Cap be due and payable under this Limited Guarantee, (iii) in no event shall (A) the Parent Termination Fee, the Parent Breakup Fee, any Company Expenses, or any Damages or other amounts due and payable in connection therewith be due and payable on more than one occasion or (B) the Merger Agreement Obligations (subject to the Maximum Cap), the Merger Agreement Obligations (subject to the Financing Cap), the Merger Agreement Obligations (subject to the Appraisal Rights Cap), and the Merger Agreement Obligations (subject to the Damages Cap) each be due and payable in any circumstance and (iv) to the extent the Company is awarded any Damages in circumstances described in clause (z) above of the first sentence of this Section 1, the obligations of Parent, Sub or the Investor hereunder shall be limited to the Damages Cap with respect to such Damages.  The Company may, in its sole discretion, bring and prosecute a separate action or actions against the Investor for the full amount of Merger Agreement Obligations (subject to the Financing Cap, the Maximum Cap, the Appraisal Rights Cap, or the Damages Cap as applicable), regardless of whether action is brought against Parent or Sub or whether Parent or Sub is joined in any such action or actions; provided, however, that the Company understands and agrees that with respect to a recovery of any amounts under clause (z) of the first sentence of this Section 1, the Company must first bring a claim against Parent or Sub as required in such clause (z) (in which claim Investor may be joined by the Company as a defendant solely for purposes set forth in such clause (z)) and obtain a Judgment before requiring the Investor to satisfy any payment obligations under such clause (z).  The Company hereby agrees that in no event and under no circumstance shall the Investor be required to pay any amount to the Company under, out of, in relation to, or in connection with this Limited Guarantee or the Merger Agreement or the Transactions (including the transactions contemplated hereby and by the Financing Commitments), other than as expressly set forth herein.  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.  Investor acknowledges and agrees that, in the event the Company brings a claim against the Investor under this Limited Guarantee that the Company alleges is subject to the Maximum Cap, the Financing Cap or the Damages Cap, as the case may be, and a court of competent jurisdiction determines that such claim was properly subject to the Financing Cap, the Appraisal Cap or the Damages Cap, as the case may be, nothing contained herein shall preclude the Company from recovering damages under this Limited Guarantee in connection with such claim up to the Financing Cap, the Appraisal Cap or the Damages Cap, as the case may be.

2.           NATURE OF THE OBLIGATIONS.  The Company shall not be obligated to file any claim relating to the Obligations in the event that Parent or Sub become subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Investor’s obligations hereunder.  In the event that any payment to the Company hereunder is rescinded or must otherwise be returned for any reason whatsoever, the Investor shall remain liable hereunder with respect to the Merger Agreement Obligations as if such payment had not been made (subject to the terms hereof).  This is an unconditional guarantee of payment and not of collectability.

3.           CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.  The Investor agrees that the Company may at any time and from time to time, without notice to or further consent of the Investor, extend the time of payment of any of the Obligations, and may also enter into any agreement with Parent or with any other Person interested in the Transactions for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of the Merger Agreement or any other agreement between the Company and Parent or any such other Person without in any way impairing or affecting the Investor’s obligations under this Limited Guarantee.  The Investor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent or any other Person interested in the Transactions; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations (provided that any such change, rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of Parent to the extent required under the Merger Agreement or such other agreement); (c) the addition, substitution or release of any entity or other Person interested in the Transactions (provided that any such addition, substitution or release shall be subject to the prior written consent of Parent to the extent required under the Merger Agreement or such other agreement); (d) any change in the corporate existence, structure or ownership of Parent or any other Person interested in the Transactions; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or any other Person interested in the Transactions; (f) any lack of validity or enforceability of the Merger Agreement or any agreement or instrument relating thereto (in each case against any person other than the Company), other than by reason of fraud or willful misconduct by the Company; (g) the existence of any claim, set-off or other right which the Investor may have at any time against Parent or the Company, whether in connection with the Obligations or otherwise; or (h) the adequacy of any other means the Company may have of obtaining payment of any of the obligations.  To the fullest extent permitted by Law, the Investor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company.  The Investor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any obligations incurred and all other notices of any kind (except for notices to be provided to Parent and its counsel in accordance with Section 9.02 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other Person interested in the Transactions, and all suretyship and guarantor defenses generally (other than fraud or willful misconduct by the Company or any of the Company Affiliates (as defined below), defenses to the payment of the Obligations that are available to Parent and Sub and their respective Affiliates under the Merger Agreement (and are not waived above) or breach by the Company of this Limited Guarantee, each of the foregoing defenses being retained by the Investor).  The Investor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Company hereby covenants and agrees that it shall not institute, and shall cause the Company Specified Affiliates not to institute, in the name of or on behalf of the Company or any Company Specified Affiliate, any proceeding or bring any other claim arising under, out of, in relation to, or in connection with, the Merger Agreement or the Transactions (including the transactions contemplated hereby and by the Financing Commitments), against the Investor, or the Investor Affiliates (as defined below) except for claims against the Investor under this Limited Guarantee and claims pursuant to Section 9(c) and except for claims by the Company against Parent or Sub pursuant to clause (z) of the first sentence of Section 1.  The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, any Person liable for any Obligations prior to proceeding against the Investor hereunder; provided, however, that the Company understands and agrees that with respect to a recovery of any amounts under clause (z) of the first sentence of Section 1, the Company must first bring a claim against Parent or Sub as required in such clause (z) (in which claim Investor may be joined by the Company as a defendant solely for purposes set forth in such clause (z)) and obtain a Judgment before requiring the Investor to satisfy any payment obligations under such clause (z).  For purposes of this Limited Guarantee, “Company Affiliates” means any Affiliate (including any Company Subsidiary) of the Company, any former, current or future director, officer, employee, general and limited partner, stockholder, manager, member, agent and other Representative of the Company, any Company Subsidiary or any of their respective Affiliates.  The Investor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Sub that arise from the existence, payment, performance, or enforcement of the Investor’s Merger Agreement Obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company or any Company Affiliate against Parent, Sub or any Specified Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Merger Agreement Obligations and any other amounts payable under this Limited Guarantee shall have been paid in full in cash.

Notwithstanding anything to the contrary contained in this Limited Guarantee, the Company hereby agrees, on behalf of itself and, to the extent permitted by Law, the Company Affiliates, that to the extent Parent is relieved by the parties to the Merger Agreement (including the Company) of its payment obligations under the Merger Agreement (including but not limited to Section 6.06(d), Section 6.06(e) or Section 6.06(f) thereof), the Investor shall be similarly relieved of its payment obligations under this Limited Guarantee.

4.           NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Company or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

5.           REPRESENTATIONS AND WARRANTIES.  The Investor hereby represents and warrants that:

(a)           the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Investor’s organizational documents or any Law or Order or contractual restriction binding on the Investor or its assets;

(b)           all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c)           this Limited Guarantee constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at Law);

(d)           the Investor has the financial capacity to pay and perform its obligations under this Limited Guarantee when due, and all funds necessary for the Investor to fulfill its Merger Agreement Obligations under this Limited Guarantee shall be available to the Investor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof; and

(e)           the Investor acknowledges that in consideration of the execution and delivery of the Merger Agreement by the Company, the Company is relying on the commitments and agreements made by the Investor in this Limited Guarantee.

6.           NO ASSIGNMENT.  Neither the Investor nor the Company may assign its respective rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the Company or the Investor, as the case may be; provided, however, that Investor may assign all or a portion of its obligations hereunder to an Affiliate or to an entity managed or advised by an Affiliate of Investor (provided that no such assignment shall relieve Investor of any liability or obligation as a primary obligor hereunder (and not merely as a surety) except to the extent actually performed or satisfied by the assignee, nor shall any such assignment require the Company to seek payment of the Obligations from any other party prior to enforcing its rights hereunder against the Investor).

7.           NOTICES.  All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made to the receiving party (i) upon actual receipt, if delivered personally, (ii) three Business Days after deposit in the mail, if sent by registered or certified mail, (iii) upon confirmation of successful transmission if sent by facsimile (provided, that if given by facsimile, such notice or other communication shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein), or (iv) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Investor, to:

    ONCAP Investment Partners II L.P.
    161 Bay Street, 48th Floor
    Toronto, Ontario M5J 2S1
    Facsimile: (416) 214-6106
    Attention: Mark Gordon

with a copy to:

    O’Melveny & Myers LLP
    Times Square Tower
    7 Times Square
    New York, New York 10036
    Facsimile: (212) 326-2061
    Attention: Douglas A. Ryder, Esq. and Paul S. Scrivano, Esq.

If to the Company, to:

    Sport Supply Group, Inc.
    1901 Diplomat Drive
    Farmers Branch, Texas  75234
    Telecopy No.: (972) 406-3476
    Attention: General Counsel

with a copy to:

    Vinson & Elkins LLP
    Trammell Crow Center
    2001 Ross Avenue
    Suite 3700
    Dallas, TX  75201-2975
    Telecopy No.: (214) 999-7857
    Attention: Alan J. Bogdanow, Esq.
8.           CONTINUING OBLIGATION.  This Limited Guarantee shall remain in full force and effect and shall be binding on the Investor, its successors and assigns until all of the Merger Agreement Obligations have been indefeasibly paid in full.  Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Investor shall have no further obligations under this Limited Guarantee as of the earlier of (i) the Effective Time, (ii) receipt in full by the Company of the payment obligations of Parent that constitute the Obligations (subject to the Financing Cap, the Maximum Cap, the Appraisal Rights Cap or the Damages Cap, as applicable); provided that in the event that the Company receives payment in full of the payment obligations of Parent that constitute the Obligations and thereafter any portion of such payment is rescinded or must otherwise be returned for any reason whatsoever, this Agreement shall survive and the Investor shall remain liable hereunder with respect to the Merger Agreement Obligations as if such payment had not been made (subject to the terms hereof), and (iii) termination of the Merger Agreement pursuant to Section 8.01 thereof under circumstances that do not give rise to any payment obligations of Parent pursuant to the terms of the Merger Agreement.  Notwithstanding the foregoing but subject to the last sentence of Section 1, in the event that the Company or any Company Specified Affiliate (as defined below) asserts in any action, claim, litigation or other proceeding that the provisions of Section 1 hereof limiting the Investor’s liability to the amount of the Financing Cap, the Maximum Cap, the Appraisal Rights Cap or the Damages Cap, as applicable, or the provisions of the second or third paragraphs of Section 3, this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part or asserting any theory of liability in any action, claim, litigation or proceeding against the Investor or any Investor Affiliates (as defined herein) with respect to the Transactions (including the transactions contemplated hereby and by the Financing Commitments) other than liability of the Investor under this Limited Guarantee (as limited by the provisions of Section 1 and Section 3), then (i) the obligations of the Investor under this Limited Guarantee shall terminate ab initio and be null and void, (ii) if the Investor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (iii) neither the Investor nor any Investor Affiliate shall have any liability to the Company, any Company Affiliate with respect to the Transactions (including the transactions contemplated hereby and by the Financing Commitments) under this Limited Guarantee or otherwise.  “Company Specified Affiliate” means:  (i) any Company Subsidiary; (ii) any director or officer of the Company or any Company Subsidiary; (iii) any employee, general and limited partner, stockholder, Affiliate, manager, member, agent, former director or officer and other Representative of the Company or any Company Subsidiary, in each case, that  is controlled by the Company or that the Company requests or knowingly encourages to bring any action, claim, litigation or proceeding related to this Limited Guarantee;  and/or (iv) Carlson Capital, L.P., Black Diamond Offshore Ltd., Double Black Diamond Offshore Ltd. or any of their respective directors, officers, controlling persons, subsidiaries or affiliated investment funds.

9.           NO RECOURSE.

    (a)           Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, and notwithstanding the fact that the Investor may be a partnership or limited liability company, but subject to Section 9(c), by its acceptance of the benefits of this Limited Guarantee, the Company acknowledges and agrees, on behalf of itself and to the extent permitted by Law, the Company Affiliates, that no such Person has any right of recovery against, and no personal liability shall attach to, the former, current or future security holders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives of the Investor, Parent, Sub or any former, current or future security holder, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, assignee or Representative of any of the foregoing (collectively, including Parent and Sub, the “Investor Affiliates”), through Parent or otherwise, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent against the Investor or any Investor Affiliates (including a claim to enforce the equity commitment letter dated as of the date hereof between the Investor and Parent) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for its rights to recover from the Investor (but not any Investor Affiliates) its Merger Agreement Obligations under and to the extent provided in this Limited Guarantee, subject to the limitations described herein (including the Financing Cap, the Maximum Cap, the Appraisal Rights Cap or the Damages Cap, as the case may be).  Subject to Section 9(c), in the event that the Closing does not occur, recourse against the Investor under this Limited Guarantee shall be the sole and exclusive remedy of the Company and all of the Company Affiliates against the Investor and the Investor Affiliates (including Parent and Sub) in respect of any liabilities or obligations arising under, out of, in relation to, or in connection with, the Merger Agreement or the Transactions (including the transactions contemplated hereby and by the Financing Commitments); provided, however, that it is understood and agreed that the Company may bring a claim against Parent or Sub pursuant to clause (z) of the first sentence of Section 1.  Nothing set forth in this Limited Guarantee shall be construed to confer or give to any Person (including any Person acting in a Representative capacity) other than the Company and the Investor any rights or remedies against any Person other than the Company and the Investor as expressly set forth herein.

    (b)           The Company acknowledges that the Investor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 9.  This Section 9 shall survive termination of this Limited Guarantee.

    (c)           Notwithstanding anything to the contrary contained herein, nothing in this Limited Guarantee or in any other agreement shall prevent the Company from seeking to enforce Sections 6.07, 9.10, 9.11 and 9.12(c) of the Merger Agreement against any party thereto or the Confidentiality Agreement against Parent, Sub or any other Person subject thereto (including any successor or assign thereof).

10.           GOVERNING LAW.  This Limited Guarantee shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to choice of Law principles thereof that would result in the application of the Laws of another jurisdiction).

11.           Jurisdiction; Venue. The parties hereto hereby (a) submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Delaware in the event any dispute arises out of this Limited Guarantee or any transaction contemplated hereby, for the purpose of any Action arising out of or relating to this Limited Guarantee or any transaction contemplated hereby brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Limited Guarantee may not be enforced in or by any of the above-named courts.

12           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13.           COUNTERPARTS.  This Agreement may be executed in one or more counterparts, including via facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  The terms “include”, “includes” or “including”, when used herein, shall be deemed followed by “without limitation”, unless the context expressly otherwise requires.

14.           ENTIRE AGREEMENT.  This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby.

(Signature pages follow)

 Very truly yours,

ONCAP INVESTMENT PARTNERS II L.P.

By: ONCAP Investment Partners II Inc.,
its general partner

By: /s/ Michael Lay
Name: Michael Lay
Title: Vice President

Acknowledge and accepted:

SPORT SUPPLY GROUP, INC.

By: /s/ Terrence M. Babilla
Name: Terence M. Babilla
Title:  President